                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)/1/

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          Esperion Therapeutics, Inc.
                          ---------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                  29664R 10 6
                              -------------------
                                 (CUSIP Number)

                               December 31, 2001
                       ---------------------------------
             (Date of Event Which Requires Filing of this Statement)

       Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [_] Rule 13d-1(b)

       [_] Rule 13d-1(c)

       [X] Rule 13d-1(d)

--------------------

     /1/The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 29664R 10 6                 13G/A

------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      TL Ventures III L.P.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             3,093,071
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          3,093,071
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      3,093,071
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.0%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

  CUSIP NO. 29664R 10 6               13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY).

      TL Ventures III Interfund L.P.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             3,093,071
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          3,093,071
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      3,093,071
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.0%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

  CUSIP NO. 29664R 10 6               13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      TL Ventures III Management L.P.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             3,093,071
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          3,093,071
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,093,071
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.0%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

CUSIP NO.  29664R 10 6              13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      TL Ventures III Manager LLC
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             3,093,071
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          3,093,071
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      3,093,071
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.0%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6                 13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

      TL Ventures III General Partner L.P.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             3,093,071
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          3,093,071
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,093,071
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.0%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6                 13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      TL Ventures III Offshore L.P.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands, British West Indies
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             3,093,071
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          3,093,071
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      3,093,071
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.0%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6                 13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      TL Ventures III Offshore Partners L.P.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands, British West Indies
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             3,093,071
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          3,093,071
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      3,093,071
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.0%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6                 13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      TL Ventures III Offshore Ltd.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands, British West Indies
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             3,093,071
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          3,093,071
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,093,071
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      12.0%
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6                 13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      TL Ventures IV L.P.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             0
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Not applicable.
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6                 13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      TL Ventures IV Management L.P.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             0
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      0
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Not applicable.
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6                 13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      TL Ventures IV Interfund L.P.
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             0
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Not applicable.
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
------------------------------------------------------------------------------

CUSIP NO. 29664R 10 6                 13G/A

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      TL Ventures IV LLC
------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
      INSTRUCTIONS)
                                                                (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
 3    SEC USE ONLY

------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY             0
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             0
      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          0
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      0
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES (SEE INSTRUCTIONS)
                                                                    [_]
------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Not applicable.
------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      00
------------------------------------------------------------------------------

Item 1(a)         Name of Issuer:

                  Esperion Therapeutics, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  3621 S. State Street, 695 KMS Place
                  Ann Arbor, MI 48108

Item 2(a)         Name of Person Filing:

                  (1)   TL Ventures III L.P.
                  (2)   TL Ventures III Interfund L.P.
                  (3)   TL Ventures III Management L.P.
                  (4)   TL Ventures III Manager LLC
                  (5)   TL Ventures III General Partner L.P.
                  (6)   TL Ventures III Offshore L.P.
                  (7)   TL Ventures III Offshore Partners L.P.
                  (8)   TL Ventures III Offshore Ltd.
                  (9)   TL Ventures IV L.P.
                  (10)  TL Ventures IV Management L.P.
                  (11)  TL Ventures IV Interfund L.P.
                  (12)  TL Ventures IV LLC

Item 2(b)         Address of Principal Business Offices:

                  (1), (2), (3), (4), (5), (9), (10), (11), (12):
                  700 Building
                  435 Devon Park Drive
                  Wayne, PA 19087-1990

                  (6) & (7):
                  c/o Trident Trust Company (Cayman) Limited
                  P.O. Box 847
                  One Capitol Place, 4th Floor
                  Grand Cayman, Cayman Islands
                  British West Indies

                  (8):
                  c/o Myers & Calder
                  Ugland House
                  P.O. Box 309
                  Georgetown, Grand Cayman
                  Cayman Islands
                  British West Indies

Item 2(c)         Citizenship:

                  (1), (2), (3), (5), (9), (10), (11):
                  Delaware limited partnership

                  (4)&(12):
                  Delaware limited liability company

                  (6),(7),(8):
                  Cayman Islands company

Item 2(d)         Title of Class of Securities

                  Common Stock

Item 2(e)         CUSIP Number

                  29664R 10 6

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or Rule 13d-2(b) or (c), check whether the person filing is a:

                  (a) [_] Broker or dealer registered under Section 15 of the Exchange Act

                  (b) [_]  Bank as defined in Section 3(a)(6) of the Exchange
                           Act

                  (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act

                  (d) [_] Investment company registered under Section 8 of the Investment Company Act

                  (e) [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

                  (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

                  (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

                  (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act

                  (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

                  (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

                  Not applicable

Item 4.           Ownership.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  (a)      Amount beneficially owned:  3,093,071

                  (b)      Percent of class:  12.0%

                  (c)      Number of shares as to which the person has:

                           (i)    Sole power to vote or to direct the vote:
                                  -0-

                           (ii)   Shared power to vote or to direct the vote:
                                  3,093,071

                           (iii) Sole power to dispose or to direct the disposition of: -0-

                           (iv) Shared power to dispose or to direct the disposition of: 3,093,071

                  TL Ventures III L.P. ("TL III"), TL Ventures III Offshore L.P. ("TL III Offshore") and TL Ventures III Interfund L.P. ("TL III Interfund") are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. TL III is the record holder of 2,490,446 shares; TL III Offshore is the record holder of 521,305 shares; and TL III Interfund is the record holder of 81,320 shares. TL Ventures III Manager LLC is the sole general partner of TL Ventures III General Partner L.P., which is the sole general partner of TL Ventures III Management L.P., which is the sole general partner of TL III, and TL Ventures III Manager LLC is the sole general partner of The Ventures III General Partner L.P., which is the sole general partner of TL III Interfund. As such, TL Ventures III Manager LLC has sole authority and responsibility for all investment, voting and disposition decisions for TL III and TL III Interfund, which powers, other than investments, are exercised through its three-member board of managers, by majority vote. Investment decisions require a majority vote of the members of TL Ventures III Manager LLC. TL Ventures III Offshore Ltd. is the sole general partner of TL Ventures Offshore Partners L.P., which is the sole general partner of TL III Offshore. As such, it has sole authority and responsibility for investment, voting and disposition decisions for TL III Offshore, which powers are exercised through its three-member board of directors, by majority vote.

                  TL Ventures IV, L.P. ("TL IV") and TL Ventures IV Interfund, LP ("TL IV Interfund") are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. TL Ventures IV LLC is the sole general partner of TL Ventures IV Management, LP, the sole general partner of TL IV, and TL Ventures IV LLC is the sole general partner of TL IV Interfund. As such, TL Ventures IIV LLC has sole authority and responsibility for all investment, voting and disposition decisions for TL IV and TL IV Interfund, which powers, other than investments, are exercised through its three-member board of managers, by majority vote. Investment decisions require a majority vote of the members of TL Ventures IV LLC. During 2001 TL IV owned 651,757 shares and TL IV Interfund owned 17,223 shares. TL IV and TL IV Interfund distributed and sold all of the shares in 2001.

Item 5.           Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [__]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable

Item 8.           Identification and Classification of Members of the Group

                  TL Ventures III L.P., TL Ventures III Interfund L.P., TL Ventures III Management L.P., TL Ventures III Manager LLC,
                  TL Ventures III General Partner L.P., TL Ventures III Offshore L.P., TL Ventures III Offshore Partners L.P. and TL Ventures III Offshore, Ltd. are members of a group for purposes of Sections 13 (d) and 13 (g) of the Securities Exchange Act of 1934.

                  TL Ventures IV L.P., TL Ventures IV Management L.P., TL Ventures IV Interfund L.P. and TL Ventures IV LLC are members of a group for purposes of Sections 13 (d) and 13 (g) of the Securities Exchange Act of 1934.

Item 9.           Notice of Dissolution of Group

                  Not applicable

Item 10.          Certification

                  Not applicable

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in statement is true, complete and correct.

Dated: February 12, 2002          TL VENTURES III L.P.,
                                  By:    TL Ventures III Management L.P.,
                                         its general partner
                                  By:    TL Ventures III General Partner L.P.,
                                         its general partner
                                  By:    TL Ventures III Manager LLC,
                                         its general partner

                                  By:    /s/ Janet L. Stott
                                         ---------------------------------------
                                         Name:  Janet L. Stott
                                         Title: Controller

                                  TL VENTURES III OFFSHORE L.P.
                                  By: TL Ventures III Offshore Partners L.P., its general partner
                                  By:    TL Ventures III Offshore Ltd.,
                                         its general partner

                                  By:    /s/ Janet L. Stott
                                         ---------------------------------------
                                         Name:  Janet L. Stott
                                         Title: Controller

                                  TL VENTURES III INTERFUND L.P.
                                  By:    TL Ventures III General Partner L.P.,
                                         its general partner
                                  By:    TL Ventures III Manager LLC,
                                         its general partner

                                  By:    /s/ Janet L. Stott
                                         ---------------------------------------
                                         Name:  Janet L. Stott
                                         Title: Controller

                                  TL VENTURES III MANAGER LLC

                                  By:    /s/ Janet L. Stott
                                         ---------------------------------------
                                         Name: Janet L. Stott
                                         Title: Controller

                                  TL VENTURES III OFFSHORE LTD.

                                  By:    /s/ Janet L. Stott
                                         ---------------------------------------
                                         Name:  Janet L. Stott
                                         Title: Controller

                                  TL VENTURES III GENERAL PARTNER L.P.
                                  By:    TL Ventures III Manager LLC,
                                         its general partner

                                  By:    /s/ Janet L. Stott
                                         ---------------------------------------
                                         Name:  Janet L. Stott
                                         Title: Controller

                                  TL VENTURES III MANAGEMENT L.P.
                                  By:    TL Ventures III General Partner L.P.,
                                         its general partner
                                  By:    TL Ventures III Manager LLC,
                                         its general partner

                                  By:    /s/ Janet L. Stott
                                         ---------------------------------------
                                         Name:  Janet L. Stott
                                         Title: Controller

                                  TL VENTURES III OFFSHORE PARTNERS L.P.

                                  By:    TL Ventures III Offshore Ltd.,
                                         its general partner

                                  By:    /s/ Janet L. Stott
                                         ---------------------------------------
                                         Name:  Janet L. Stott
                                         Title: Controller

                                  TL VENTURES IV L.P.
                                  By:    TL Ventures IV Management L.P.
                                         its general partner
                                  By:    TL Ventures IV LLC,
                                         its general partner

                                  By:    /s/ Janet L. Stott
                                         ---------------------------------------
                                         Name:  Janet L. Stott
                                         Title: Controller

                                  TL VENTURES IV INTERFUND L.P.
                                  By:    TL Ventures IV LLC,
                                         its general partner

                                  By:    /s/ Janet L. Stott
                                         --------------------------------------
                                         Name:  Janet L. Stott
                                         Title: Controller

                                  TL VENTURES IV LLC

                                  By:    /s/ Janet L. Stott
                                         ---------------------------------------
                                         Name:  Janet L. Stott
                                         Title: Controller

                                  TL VENTURES IV MANAGEMENT L.P.
                                  By:    TL Ventures IV LLC,
                                         its general partner

                                  By:    /s/ Janet L. Stott
                                         ---------------------------------------
                                         Name:  Janet L. Stott
                                         Title: Controller